Exhibit 5.1

[FORM OF OPINION]

[ ], 2006	Main (858) 450-8400 Fax (858) 450-8499

Path 1 Network Technologies Inc.

6215 Ferris Square, Suite 140

San Diego, California 92121

Re:    Resale Registration Statement on Form S-3 for [up to 146,568] Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Path 1 Network Technologies Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on April 28, 2006 (as may be further amended or supplemented, the “Registration Statement”) for the purpose of registering for resale under the Securities Act of 1933, as amended (the “Act”) [up to 146,568] shares of the Company’s Common Stock, including (i) [up to 106,668] shares of the Company’s Common Stock (the “Common Shares”) that are to be issued on the date on which the Company requests that the Securities and Exchange Commission (the “Commission”) declare the Registration Statement effective, and (ii) 39,900 shares of the Company’s Common Stock (the “Warrant Shares”) issuable upon exercise of Common Stock purchase warrants (the “Warrants”). The Common Shares and the Warrants are to be issued by the Company pursuant to that certain Modification of Engagement Agreement (the “Modification Agreement”) by and between the Company and Silverwood Partners LLC (“Silverwood”) entered into on March 16, 2006.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K under the Act.

We have reviewed the Company’s organizational documents, the Modification Agreement, the Warrants and the corporate proceedings taken by the Company in connection with the Modification Agreement and the proposed future issuance of the Common Shares, the Warrants and the Warrant Shares. For purposes of rendering this opinion, we have examined the originals or copies identified to our satisfaction as being true and complete copies of such corporate records, certificates of officers of the Company and public officials and such other documents, and have made such other factual and legal investigations as we have deemed relevant, necessary or appropriate. In such examination, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, the conformity to the originals of all records, documents and instruments submitted to us as copies, faxes or .pdf files, and the authenticity of the originals thereof. As to facts material to the opinion expressed herein that were not independently established or verified by us, we have relied upon oral or written statements and representations of the Company and others.

Heller Ehrman LLP 4350 La Jolla Village Drive, 7th Floor San Diego, CA 92122-1246 www.hellerehrman.com

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Path 1 Network Technologies Inc. [ ], 2006 Page 2

Based on such review, subject to the assumptions stated above and relying on the statements of fact contained in the documents, instruments, records, certificates, statements and representations described above, we are of the opinion that (i) the Common Shares have been duly authorized and if, as and when issued in accordance with the terms of the Modification Agreement will be legally issued, fully paid and non-assessable, and (ii) the Warrant Shares have been duly authorized and if, as and when issued upon exercise of the Warrants in accordance with the terms thereof will be legally issued, fully paid and non-assessable.

This opinion is limited to the federal law of the United States of America and all applicable statutory and other provisions of Delaware law, all applicable provisions of the Delaware Constitution and all reported judicial decisions interpreting those laws and/or interpreting the Delaware Constitution. We disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Modification Agreement, the Common Shares, the Warrants or the Warrant Shares.

Very truly yours,